UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2009

Opexa Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

001-33004	76-0333165
(Commission File Number)	(I.R.S. Employer Identification No.)
2635 N. Crescent Ridge Drive The Woodlands, Texas	77381
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Event.

On March 5, 2009, we announced an update on the continuing analysis of our Phase IIb TERMS clinical trial (Tovaxin® for Early Relapsing Multiple Sclerosis) for the treatment of Multiple Sclerosis (MS). An analysis of the MS Quality of Life Inventory Data (MSQLI) from the 150 patient study has shown that in the complete modified intent to treat (mITT) population (n=142), patients treated with Tovaxin demonstrated a statistically significant improvement in the Impact of Visual Impairment Scale scores (p=0.028) compared to those on placebo. This improvement was observed within six months of completing the full course of treatment.

The Impact of Visual Impairment Scale consists of 5 items that assess the extent to which various activities dependent upon vision are affected by MS-related visual problems. In the other measures defined by the Health Status Questionnaire (SF-36) there was no significant change or worsening in any of the additional ten components comprising the evaluation.

In a further analysis of the MSQLI data in patients with more active disease that comprise the prospective cohort at the center of the company’s evaluation (n=50), patients treated with Tovaxin demonstrated a statistically significant improvement in the Medical Outcomes Study Social Support Survey score compared to those on placebo (p=0.005). Similarly, there was no significant change or worsening in any of the other evaluable parameters within the prospective cohort.

An abstract highlighting key clinical, magnetic resonance imaging (MRI), epitope and Quality of Life data from the landmark TERMS study has been accepted as a poster presentation at the 61st Annual Meeting of the American Academy of Neurology (AAN) in April 2009. The presentation will be given by Edward Fox, MD, PhD, director of the Multiple Sclerosis Clinic of Central Texas and the study’s principal investigator and co-author of the TERMS study.

A copy of the press release is attached as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(c)       Exhibit 99.1

The following exhibit is to be filed as part of this 8-K:

Exhibit No.	Description

99.1	Press release issued March 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEXA THERAPEUTICS, INC.

By: /s/ Neil K. Warma
Neil K. Warma
Chief Executive Officer

DATE:	March 5, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued March 5, 2009